Exhibit 2.6

FIRST AMENDMENT TO
PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (“First Amendment”) is made and entered into as of May 15, 2012, by and between WESTLAKE NURSING HOME LIMITED, an Oklahoma Limited Partnership (“Seller”) and ADCARE PROPERTY HOLDINGS, LLC, an Ohio limited liability company or its permitted assigns (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser are parties to that certain Purchase and Sale Agreement dated as of March 12, 2012 (the “Agreement”); and

WHEREAS, Seller and Purchaser desire to amend the Agreement to extend the Closing Date on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser, intending to be legally bound, hereby agree as follows:

1.             Recitals; Terms. The foregoing recitals are true and correct and incorporated into this First Amendment as if fully set forth herein. Capitalized but undefined terms used in this First Amendment shall have the meanings set forth in the Agreement.

2.             Closing Date. The Closing Date is hereby extended to June 30, 2012.

3.             Deposit. As of the date of this Amendment, the total amount of the Deposit is $50,000.00. In exchange for Seller’s agreement to extend the Closing Date as set forth herein, (i) Purchaser shall deliver an additional $150,000.00 to the Escrow Agent, which amount shall be held and disbursed as part of the Deposit, and (ii) the Escrow Agent shall immediately deliver to Seller $150,000.00 of the Deposit. Notwithstanding the delivery of a portion of the Deposit to Seller in accordance with this First Amendment, the total Deposit shall be a credit against the Purchase Price at Closing (or in the event of a Seller default, returned to Purchaser).

4.             Ratification. Except to the extent amended hereby, Purchaser and Seller ratify and confirm that all other terms and conditions of the Agreement remain in full force and effect.

5.             Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall be taken to be one and the same Amendment, for the same effect as if all parties hereto had signed the same signature page, and an electronic PDF or facsimile copy of an executed counterpart shall constitute the same as delivery of the original of such executed counterpart. Any signature page of this Amendment (whether original or facsimile) may be detached from any counterpart of this Amendment (whether original or facsimile) without impairing the legal effect of any signatures thereof and may be attached to another counterpart of this Amendment (whether original, PDF or facsimile) identical in form hereto but having attached to it one or more additional signature pages (whether original, PDF or facsimile).

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as a sealed instrument and delivered as of the date first above written.

SELLER:		PURCHASER:

Westlake Nursing Home Limited, an		ADCARE PROPERTY HOLDINGS, LLC,
Oklahoma Limited Partnership		an Ohio limited liability company

By:	/s/ Ron Lusk	By:
	Ron Lusk President of Sole General Partner	Christopher F. Brogdon, Vice Chairman

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as a sealed instrument and delivered as of the date first above written.

SELLER:	PURCHASER:

Westlake Nursing Home Limited, an	ADCARE PROPERTY HOLDINGS, LLC,
Oklahoma Limited Partnership	an Ohio limited liability company

By:	By:	/s/ Christopher F. Brogdon
Ron Lusk,		Christopher F. Brogdon, Vice Chairman